Exhibit 19

Insider Trading Policy
(Version 5)

This Insider Trading Policy (the “Policy”) describes the standards of Simmons First National Corporation and its subsidiaries (collectively, the “Company”) with respect to trading, and causing the trading of, Company securities or securities of certain other publicly traded entities while in possession of material nonpublic information. This Policy is divided into two parts: the first part prohibits trading under certain circumstances and applies to all directors, officers and employees of the Company, and the second part imposes special additional trading restrictions and applies to all Covered Persons (as defined below), a subset of those persons covered by the first part.

The federal securities laws prohibit “insider trading.” Insider trading occurs when a person uses material nonpublic information to make decisions to purchase, sell, or otherwise trade the securities of a publicly traded entity or provides that information to others who make such a decision (or pass it to a third person who does). The prohibitions against insider trading apply to trades, tips, and recommendations by any person, including all persons associated with the Company, if the information involved is “material” and “nonpublic” (each as defined below). The prohibitions would apply to any director, officer or employee who buys or sells any securities on the basis of material nonpublic information that he or she obtained about the Company, its customers, suppliers, or other companies.

PART I
1. Applicability
This Policy applies to all trading or other transactions in the Company’s securities, including common stock and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, including, without limitation, options, whether or not issued by the Company. This Policy also applies to securities of other companies about which you learn material nonpublic information during the course of your relationship with the Company.

2. General Policy: Trading Restrictions

(a) No director, officer, or employee, while in possession of material nonpublic information about the Company, shall (i) purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company or (ii) communicate that information to any third party, including, without limitation, family members and friends, without authorization from executive management of the Company.

(b) No director, officer, or employee, while in possession of material nonpublic information about an entity that was obtained in the course of his or her involvement with the Company, shall (i) purchase or sell any security of any other publicly traded entity or (ii) communicate that information to any third party, including, without limitation, family members and friends, without authorization from executive management of the Company.

3. Definitions

(a) “Material” Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision.

Information dealing with the following subjects, among others, is reasonably likely to be found material in particular situations:

(i) significant changes in the Company’s prospects;

(ii) significant write-downs in assets or increases in reserves;

(iii) developments regarding significant litigation, government agency investigations or similar proceedings;

(iv) liquidity problems;

(v) changes in earnings estimates or unusual gains or losses in major operations;

(vi) changes in management;

(vii) changes in dividends;

(viii) borrowings outside of the ordinary course of business;

(ix) award or loss of a significant contract;

(x) changes in debt ratings;

(xi) proposals, plans or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, purchases or sales of substantial assets, or similar strategic transactions; and

(xii) offerings of Company securities.

As noted above, material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new business line or service, the point at which negotiations or implementation of the new business line or service are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger or acquisition, may be material even if the possibility that the event will occur is relatively small.

If you are unsure whether information is material, you should either (i) consult the Compliance Office before making any decision to trade in or recommend securities to which that information relates or (ii) assume that the information is material.

(b) “Nonpublic” The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public,” the information must have been disseminated in a manner designed to reach investors generally, such as through a press release carried over a major news service or a public filing with the U.S. Securities and Exchange Commission. In addition, investors must be given the opportunity to absorb the information. Generally, one full business day is deemed sufficient time to absorb the information.

Nonpublic information may include, among other things:

(i) undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(ii) information that has been entrusted to the Company on a confidential basis, until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information.

As with questions of materiality, if you are unsure whether information is considered public, you should either (i) consult the Compliance Office before making any decision to trade in or recommend securities to which that information relates or (ii) assume that the information is nonpublic and treat it as confidential.

(c) “Compliance Office” The Company has appointed the Legal Department as the “Compliance Office” for this Policy. The duties of the Compliance Office include, without limitation, the following:

(i) assisting with implementation and enforcement of this Policy (provided that disciplinary action for violations of this Policy shall be recommended by the Human Resources Department);

(ii) making this Policy available to all employees and ensuring that this Policy is amended as necessary to remain up-to-date with applicable laws;

(iii) pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Part II, Section 3 below;

(iv) reviewing any Rule 10b5-1 Plans (as defined below) under Part II, Section 1 below and investigating any prohibited transactions under Part II, Section 4 below; and

(v) assisting with appropriate public disclosure of the policies laid out herein and, where required, trading of Company securities, including pursuant to 10b5-1 Plans and as required by Section 16 of the Securities Exchange Act of 1934, as amended, and its implementing rules and regulations (the “Exchange Act”).

4. Exceptions

The trading restrictions of this Policy do not apply to the following:

(a) ESPP Elections (including changes to prior elections) under, as well as purchases of Company stock through, the Company's Employee Stock Purchase Plan ("ESPP"). However, the sale of any Company stock acquired under the ESPP is subject to trading restrictions under this Policy.

(b) Options Exercising stock options granted under the Company’s incentive plans as long as the exercise does not involve the sale of any Company stock. The trading restrictions do apply to the sale of any shares issued on the exercise of a stock option (including, without limitation, any sale of stock as part of a “broker-assisted cashless” exercise of an option or any market sale for the purpose of generating the cash needed to pay the exercise price of the option).

(c) Surrender of Shares to the Company Surrender of shares to the Company in payment of the exercise price of a stock option or in satisfaction of any tax withholding obligations for awards granted under the Company’s incentive plans.

(d) Certain Standing Instructions Acquisitions, transfers or dispositions of Company stock under the Company’s dividend reinvestment plan or any individual account that are made pursuant to standing instructions (including a dividend reinvestment election in a brokerage account) given when not (i) in possession of material nonpublic information about the Company or (ii) with respect to Covered Persons, subject to a closed Trading Window (as defined below). The trading restrictions do apply to the giving of such instructions or elections (including changes to prior elections) under such plans or accounts.

(e) Estate Planning and Gifts Bona fide gifts of Company securities (such as charitable donations or family gifts or estate planning transfers). Depending on the circumstances, recipients of gifts may be subject to restrictions on subsequent sales of securities. Gifts that are part of a plan to otherwise circumvent this Policy or other restrictions on insider trading are not permitted.

(f) 10b5-1 Plans Acquisitions, transfers or dispositions pursuant to a valid 10b5-1 Plan that satisfies the conditions set forth in the Section immediately below.

5. 10b5-1 Plans

Parts I and II of this Policy address, among other things, transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”). Under this Policy, a valid and permitted 10b5-1 Plan is one that:

(a)requires the person to make a written representation that he or she is establishing the plan (i) in good faith, (ii) not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and (iii) at a time when he or she is not in possession of material non-public information;

(b)with respect to any Covered Person, was established during an open Trading Window without possession of material nonpublic information;

(c)was entered into by a person who (i) does not have any other outstanding 10b5-1 Plan (subject to certain exceptions which must be approved by the Compliance Office prior to adoption of the additional plan) and (ii) if the proposed 10b5-1 Plan is single-trade, has not used a single-trade 10b5-1 Plan in the last 12 months;

(d)is not designed to effect all of the trades thereunder as a single transaction (subject to certain exceptions which must be approved by the Compliance Office prior to adoption of the plan);

(e)does not permit any trades thereunder until the expiration of the applicable “cooling off” period pursuant to 17 C.F.R. § 240.10b5-1, meaning (i) for Section 16 Insiders (as defined below) the later of 90 days after the adoption of the 10b5-1 Plan and two business days following disclosure of the Company’s results in a Quarterly Report on Form 10-Q or Annual Report on Form 10-K for a completed fiscal quarter in which such 10b5-1 Plan was adopted (provided that, in no event will the required cooling off period be longer than 120 days after the adoption of such 10b5-1 Plan) and (ii) for all other persons, 30 days after the adoption of such 10b5-1 Plan; and

(f)specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

All 10b5-1 Plans and any amendments thereto must be reviewed by the Compliance Office prior to their establishment to confirm compliance with this Policy. The Compliance Office must also be notified of any amendments to, or termination of, any 10b5-1 Plan, as well as any trades thereunder. Any modification to the amount, pricing, or timing of purchases or sales of securities under a 10b5-1 Plan will constitute the termination of the 10b5-1 Plan and adoption of a new 10b5-1 Plan. As a result, any such modification will trigger the need for the modified 10b5-1 Plan to satisfy all of the foregoing, including a new cooling off period, before trading can resume.

With respect to any purchase or sale under a 10b5-1 Plan, the third party effecting transactions must be instructed to send duplicate confirmations of all such transactions to the Compliance Office.

6. Violations of Insider Trading Policy

In addition to potential personal civil and criminal liability, employees who violate this Policy may be subject to disciplinary action by the Company, up to and including termination for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Office.

7. Post-Separation Transactions

The prohibition on directors, officers, and employees of the Company engaging in trading in the securities of the Company and certain other public entities while in possession of material nonpublic information persists after the relationship with the Company has ended. If any such person is in possession of material nonpublic information when his or her service terminates, that person may not trade in any such securities until that information has become public or is no longer material.

PART II
1. General Policy

Recognizing that such individuals have an increased likelihood of being in possession of material nonpublic information at certain times, this Part II applies to all (i) directors of Simmons First National Corporation and Simmons Bank, (ii) officers of the Company at the level of Executive Vice President and above and (iii) Company employees assigned to the departments listed on Appendix A (collectively, “Covered Persons”). Such Covered Persons are prohibited from trading in the Company’s securities except during an open Trading Window. This trading restriction is subject to the exceptions set forth under Part I, Section 4 above.

2. Trading Window and Special Blackouts

For purposes of this Policy, a “Trading Window” is each thirty-day period beginning on the second trading day following the public release of the Company’s quarterly financial results. However, a Trading Window shall not open for any Covered Person who is in possession of any material nonpublic information. In addition, a Trading Window shall close for any Covered Person who comes into possession of material nonpublic information after such window has opened.

The Company may impose special periods during which specified Covered Persons will be prohibited from trading or otherwise effecting transactions in the Company’s securities (a “Special Blackout”), even though a Trading Window is open. This may occur if, for example, such Covered Persons are working on a material merger or acquisition transaction. If a Special Blackout is imposed, the Company will notify the affected individuals by sending them a notice. The Company will also notify affected individuals at the end of such Special Blackout.

3. Pre-clearance of Securities Transactions

(a) Because Covered Persons may obtain material nonpublic information in the normal course of their employment/service, the Company requires all such persons to refrain from trading, even during an open Trading Window, without first pre-clearing all transactions in the Company’s securities pursuant to this Policy.

(b) Subject to the exemptions in Section 3(d) below, no Covered Person may, directly or indirectly, purchase, sell, or gift any Company security at any time without first obtaining prior approval from the Compliance Office. This requirement also applies to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control. Covered Persons shall submit all pre-clearance requests to tradeclearance@simmonsbank.com.

(c) The Compliance Office shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading five business days following the day on which it was granted. If the transaction does not occur during the five-business-day period, pre-clearance of the transaction must be re-requested.

(d) Pre-clearance is not required for the following:

(i) ESPP Elections (including changes to prior elections) or purchases through the ESPP; however, sales by a Covered Person of any Company stock acquired under the ESPP are subject to pre-clearance under this Policy;

(ii) Surrender of Shares to the Company Surrender of shares to the Company in payment of the exercise price of a stock option or in satisfaction of any tax withholding obligations for awards granted under the Company’s incentive plans;

(iii) Certain Standing Instructions Acquisitions, transfers or dispositions of Company stock under the Company’s dividend reinvestment plan or any individual account that are made pursuant to standing instructions (including a dividend reinvestment election in a brokerage account) given when not (i) in possession of material nonpublic information about the Company or (ii) subject to a closed Trading Window; however, pre-clearance is required prior to the giving of such instructions or elections (including changes to prior elections) under such plans or accounts; or

(iv) 10b5-1 Plans Acquisitions, transfers, or dispositions pursuant to a valid 10b5-1 Plan under this Policy.

4. Other Prohibited Transactions
Covered Persons who are required to file SEC Forms 3, 4, and 5 pursuant to the Exchange Act (the “Section 16 Insiders”) are required to pay over to the Company any “profit” received from the purchase and sale or the sale and purchase of shares of the Company occurring within a six-month period. In order to comply with this provision concerning a prospective sale or purchase of Company shares, a Section 16 Insider must determine that he or she has not bought or sold, respectively, any shares within the last six months and, after the prospective sale or purchase is consummated, must refrain from buying or selling, respectively, any Company shares during the next six months.

5. Acknowledgment and Certification

All Covered Persons are required to sign the following acknowledgment and certification (provided, however, that the failure to execute such acknowledgement and certification shall have no impact on the enforceability of this Policy):

ACKNOWLEDGMENT AND CERTIFICATION
The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy. The undersigned has read and understands (or has had explained) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

(Please print name)

Date

INQUIRIES

If you have any questions regarding any of the provisions of this Policy, please contact the Compliance Office. As noted above, if you are a Covered Person and would like to request pre-clearance of a potential transaction in Company securities, please submit your request to tradeclearance@simmonsbank.com.

REVISION HISTORY

Version 1 – Effective 7/19/2018

Version 2 – Effective 7/18/2019

Version 3 – Effective 7/19/2022

Version 4 – Effective 4/18/2023

Version 5 – Effective 7/27/2023

APPENDIX A

Legal Department

Finance and Accounting Department

Treasury Department

Mergers, Acquisitions, and Divestitures Group

Investor Relations Group

Internal Audit Department

Enterprise Risk Management Department

Information Security Group

Associates whose offices are located on the 12th floor of the Company’s River Market Building (601 E. 3rd Street, Little Rock, Arkansas 72201)